Exhibit 99.1

Deep Isolation, Inc.

Consolidated Financial Statements

As of and For the Years Ended December 31, 2024 and 2023

Deep Isolation, Inc.

CBIZ CPAs P.C. 730 Third Avenue 11th Floor New York, NY 10017 P: 212.485.5500

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of
Deep Isolation, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Deep Isolation, Inc. (the “Company”) as of December 31, 2024 and 2023 the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, based on our audit, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph - Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Fair value of common stock

Critical Audit Matter Description

As reflected in the Company’s consolidated financial statements, as of December 31, 2024 and 2023, the Company’s issued common stock as compensation to employees in the amounts of approximately $204,000 and $680,000, respectively. As disclosed in Note 6 to the consolidated financial statements, the fair value of common stock is estimated using the Guideline (or Comparable) Publicly Traded Company Methodology within the Market Approach, which relies on an analysis of publicly traded companies similar in industry and/or business model to the Company.

Auditing management’s valuation was complex and highly judgmental with respect to the development of relevant market multiples and ratios, using metrics such as revenue, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA), net income and/or tangible book value. Assumptions are affected by expected future market and economic conditions.

How the Critical Audit Matter was Addressed in the Audit

Our audit procedures related to the management’s impairment analysis included the following, among others:

●	Assessing methodologies and testing the completeness and accuracy of the underlying data used by the Company.

●	Utilized the assistance of our valuation specialists in determining the appropriate comparable public company group.

●	We tested the assumptions used to estimate the fair values of the common stock.

●	Performed sensitivity analyses over the significant assumptions to evaluate the change in the fair value of the common stock resulting from changes in the assumptions

/s/ CBIZ CPAs P.C.

We have served as the Company’s auditor since 2025.

New York, NY

July 18, 2025

Deep Isolation, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,
	2024	2023
Assets
Current assets:
Cash	$2,149	$2,761
Accounts receivable, net of allowance for credit losses of $128 and $149, respectively	999	500
Contract assets	111	346
Other current assets	80	31
Total current assets	3,339	3,638

Property, plant and equipment, net	55	84
Intangible assets, net	153	233
Finance lease right-of-use assets	14	-
Operating lease right-of-use assets	387	507
Goodwill	182	182
Total assets	$4,130	$4,644

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$174	$150
Accrued payroll	519	523
Finance lease liabilities, current	3	-
Operating lease liabilities, current	116	116
Other current liabilities	112	254
Total current liabilities	924	1,043

Finance lease liabilities, net of current portion	12	-
Operating lease liabilities, net of current portion	277	393
Total liabilities	1,213	1,436

Commitments and Contingencies (Note 15)

Stockholders’ Equity
Series A Convertible Preferred Stock, par value $0.0001 per share, 681,343 shares authorized; 655,351 shares issued and outstanding as of December 31, 2024 and 2023	-	-
Series A Prime Convertible Preferred Stock, par value $0.0001 per share, 199,285 shares authorized; 115,057 and 106,159 shares issued and outstanding as of December 31, 2024 and 2023, respectively	-	-
Common stock, par value $0.0001 per share, 2,150,000 shares authorized; 773,941 and 773,753 shares issued and outstanding as of December 31, 2024 and 2023, respectively	-	-
Additional paid-in capital	29,962	29,241
Accumulated deficit	(27,167)	(26,173)
Accumulated other comprehensive income	122	140
Total stockholders’ equity	2,917	3,208
Total liabilities and stockholders’ equity	$4,130	$4,644

The accompanying notes are an integral part of these consolidated financial statements.

Deep Isolation, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Year Ended December 31,
	2024	2023
Revenue	$7,053	$5,375
Cost of services (exclusive of depreciation shown separately below)	(3,665)	(3,068)
Gross profit	3,388	2,307

Operating Expenses:
Depreciation and amortization expense	110	104
Selling, general and administrative expenses	4,344	5,382
Loss on conversion of SAFE notes	-	379
Total operating expenses	4,454	5,865

Loss from operations	(1,066)	(3,558)

Other income	73	3
Net loss before income taxes	(993)	(3,555)

Provision for income taxes	1	1
Net loss	$(994)	$(3,556)

Other comprehensive income (loss)
Foreign currency translation adjustments	(18)	124
Total other comprehensive income (loss)	(18)	124
Net loss and other comprehensive loss	$(1,012)	$(3,432)

Net loss per common share - basic and diluted	$(1.28)	$(4.69)
Weighted average common shares outstanding - basic and diluted	773,816	757,563

The accompanying notes are an integral part of these consolidated financial statements.

Deep Isolation, Inc.

Consolidated Statements of Changes in Stockholders’ Equity

(in thousands, except share and per share data)

	Common Stock		Preferred Stock Series A		Preferred Stock Series A Prime		Additional Paid in	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Income	Equity
Balance, December 31, 2023	773,753	-	655,351	-	106,159	-	$29,241	$(26,173)	$140	$3,208
Exercise of stock options	188	-	-	-	-	-	-	-	-	-
Preferred stock issued	-	-	-	-	8,898	-	609	-	-	609
Stock based compensation	-	-	-	-	-	-	112	-	-	112
Foreign currency translation adjustments	-	-	-	-	-	-	-	-	(18)	(18)
Net loss	-	-	-	-	-	-	-	(994)	-	(994)
Balance, December 31, 2024	773,941	-	655,351	-	115,057	-	$29,962	$(27,167)	$122	$2,917

The accompanying notes are an integral part of these consolidated financial statements.

Deep Isolation, Inc.

Consolidated Statements of Changes in Stockholders’ Equity

(in thousands, except share and per share data)

	Common Stock		Preferred Stock Series A		Preferred Stock Series A Prime		Additional Paid in	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Income	Equity
Balance, December 31, 2022	737,240	-	655,351	-	-	-	$21,897	$(22,617)	$16	$(704)
Exercise of stock options	36,513	-	-	-	-	-	145	-	-	145
SAFE Notes converted to Preferred shares	-	-	-	-	98,855	-	6,209	-	-	6,209
Preferred stock issued	-	-	-	-	7,304	-	528	-	-	528
Stock based compensation	-	-	-	-	-	-	521	-	-	521
Foreign currency translation adjustments	-	-	-	-	-	-	-	-	124	124
Preferred stock issuance costs	-	-	-	-	-	-	(59)	-	-	(59)
Net loss	-	-	-	-	-	-	-	(3,556)	-	(3,556)
Balance, December 31, 2023	773,753	-	655,351	-	106,159	-	$29,241	$(26,173)	$140	$3,208

The accompanying notes are an integral part of these consolidated financial statements.

Deep Isolation, Inc.

Consolidated Statements of Cash Flows

(in thousands, except share and per share data)

	Year Ended December 31,
	2024	2023
Cash Flows from Operating Activities:
Net loss	$(994)	$(3,556)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	110	104
Interest expense	1	-
Stock based compensation	112	521
Loss on conversion of SAFE notes	-	379
Changes in operating assets and liabilities:
Accounts receivable, net	(499)	293
Contract assets	235	(229)
Other current assets	(49)	245
Accounts payable	25	(61)
Accrued payroll	(4)	231
Other current liabilities	(143)	(79)
Contingent consideration	-	(215)
Operating lease right-of-use assets and lease liabilities	5	(1)
Net cash used in operating activities	(1,201)	(2,368)

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	-	(35)
Net cash used in investing activities	-	(35)

Cash Flows from Financing Activities:
Payment of finance lease liability	(2)	-
Proceeds from issuance of Series A Prime Preferred Stock	609	528
Proceeds from issuance of SAFE notes	-	2,500
Proceeds from exercise of stock options	-	145
Payments of stock issuance costs	-	(59)
Net cash provided by financing activities	607	3,114

Net change in cash and cash equivalents	(594)	711
Effect of exchange rate on cash and cash equivalents	(18)	124

Cash and cash equivalents:
Beginning of period	2,761	1,926
End of period	$2,149	$2,761

Supplemental schedule of non-cash investing and financing activities:
SAFE note conversion to Series A Prime Preferred Stock	$-	$6,209

The accompanying notes are an integral part of these consolidated financial statements.

Deep Isolation, Inc.

Notes to Consolidated Financial Statements

Note 1. Nature of Operations

Deep Isolation, Inc. is a privately held company incorporated in June 2016, under the laws of the state of Delaware. Deep Isolation, Inc. together with our subsidiaries provide nuclear waste disposal and related consulting services globally. We operate through our wholly owned subsidiaries, Deep Isolation EMEA Ltd. (“Deep Isolation EMEA”), incorporated in England and Wales in February 2020, Deep Isolation US LLC (“Deep Isolation US”), incorporated in Delaware in December 2018 and Freestone Environmental Services, Inc. (“Freestone”), which was acquired in November 2021.

In 2020, the Company incorporated Deep Isolation EMEA, which serves as the primary international subsidiary and engages in customer outreach, market development, project proposal coordination, and regulatory and government engagement across the EMEA region. Deep Isolation EMEA operates independently in its market and is supported by a dedicated team.

In November 2021, Deep Isolation acquired Freestone, a well-established environmental consulting firm based in Richland, Washington. Freestone provides a range of environmental, engineering, and scientific services to government clients.

Unless otherwise indicated, references in this report to “Deep Isolation”, “Company”, “we,” “us” or “our” refer to Deep Isolation, Inc. and its subsidiaries, taken as a whole.

Note 2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of all of its wholly owned subsidiaries, Deep Isolation US, Deep Isolation EMEA and Freestone, and are presented in accordance with accounting principles generally accepted in the United States of America “U.S. GAAP”. The consolidated financial statements include, in the opinion of management, all adjustments (consisting of normal recurring adjustments and reclassifications) necessary to present fairly the company’s consolidated balance sheets, statements of operations, statement of changes in stockholders’ equity and statement of cash flows for all periods presented.

Any reference in these notes to applicable guidance is meant to refer to U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) promulgated by the Financial Accounting Standards Board (“FASB”).

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred losses since inception and has not generated positive cash flows from operations. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue in existence is dependent on its ability to develop additional sources of capital, and/or achieve profitable operations and positive cash flows. Management’s plans with respect to operations include aggressive marketing and raising additional capital through sales of equity or debt securities as may be necessary to pursue its business plans and sustain operations until such time as the Company can achieve profitability. Management believes that aggressive marketing combined with additional financing as necessary will result in improved operations and cash flow in 2025 and beyond. However, there can be no assurance that management will be successful in obtaining additional funding or in attaining profitable operations. As such, these matters raise substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the issuance of the accompanying consolidated financial statements. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Principles of Consolidation

The consolidated financial statements and accompanying notes are prepared in conformity with U.S. GAAP. Our Consolidated Financial Statements include the financial position, results of operations and cash flows of Deep Isolation, Inc. and that of our wholly owned subsidiaries as noted above. We eliminate all material intercompany accounts and transactions.

Use of Estimates

The preparation of our consolidated financial statements in conformity with U.S. GAAP, which may require us to make estimates and assumptions that affect the reported amounts of our assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of our revenues and expenses during each reporting period. Due to the inherent uncertainty involved in making estimates, actual results may differ significantly from previously estimated amounts under different assumptions or conditions.

Cash and Cash Equivalents

We classify bank time deposits and highly liquid investments with original maturities of three months or less as cash equivalents.

Foreign Currency Translation

The Company’s reporting currency is U.S. dollars. The functional currency of the Company is the U.S. dollar. The functional currency of our foreign subsidiary, Deep Isolation EMEA, is generally the local currency of the country in which it operates (British Pound Sterling). The Company translates the assets and liabilities at the exchange rates in effect on the balance sheet date. The Company translates the revenue, costs, and expenses at the average rate of exchange rates in effect during the period. The Company includes translation gains and losses in the stockholders’ equity section of the Company’s consolidated balance sheets in accumulated other comprehensive income or loss. Transactions undertaken in other currencies are translated using the exchange rate in effect as of the transaction date and any exchange gains and losses resulting from these transactions are included in the consolidated statements of operations in other income.

Accounts Receivable and Contract Assets

Accounts receivables are recorded at the price invoiced to customers and are generally due within 30 days of receipt of the invoice. The carrying amount of accounts receivables is reduced by a credit loss determined in accordance with ASU 2016-13, “Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments.” which requires us to consider forward-looking information in estimating the expected loss and is developed using historical collection experience, current and future economic and market conditions that may affect customers’ ability to pay, and a review of the current status of customers’ accounts receivables. We did not apply a credit loss allowance to government related receivables due to our past successful experience in their collectability. Accordingly, since most of our receivables are either due from the U.S. federal government or have to do with a federal project, such receivables are deemed to be fully collectible.

Revenue Recognition

The Company recognizes revenue in accordance with FASB’s ASC 606, Revenue from Contracts with Customers. ASC 606 provides a single, comprehensive revenue recognition model for all contracts with customers. Revenue from government contracts (grants) where the government is the customer are accounted in accordance with ASC 606.

Under ASC 606, a five-step process is utilized in order to determine revenue recognition, depicting the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. Under ASC 606, a performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account. A contract transaction price is allocated to each distinct performance obligation and recognized as revenues as the performance obligation is satisfied.

Services Revenues

The Company derives its revenue primarily from environmental remediation supporting services, administrative support services, consulting services and technology development grants related to nuclear waste disposal services globally. The Company recognizes revenue upon transfer of control of promised services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those services.

Variable Consideration

The Company’s contracts generally do not give rise to variable consideration. However, from time to time, the Company may submit requests for equitable adjustments under certain of its government contracts for price or other modifications that are determined to be variable consideration. The Company estimates the amount of variable consideration to include in the estimated transaction price based on historical experience with government contracts, anticipated performance and management’s best judgment at the time and to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved.

Prices for our products are based on terms specified in the contracts, which generally do not include financing components, noncash consideration or consideration paid to our customers. As our standard payment terms are less than one year, we have elected the practical expedient under ASU 2014-09, and we have not assessed whether a contract has a significant financing component. We report any tax assessed by a governmental authority that we collect from our customers that is both imposed on and concurrent with our revenue-producing activities (such as sales, use, value added and excise taxes) on a net basis (meaning we do not recognize these taxes either in our revenues or in our costs and expenses).

The Company’s primary obligation to customers in contracts relate to the services to the customer. The services provided represent the performance obligation, which is satisfied over time. Revenue earned from contracts is determined using the input method and is based on contractually defined billing rates applied to per hour of services performed. The identified performance obligations (i.e., Administrative Support Services, Environmental Remediation Support Services) are recognized as revenue over the time when services are provided and invoiced to the customer applying practical expedient. Consulting services are recognized as revenue over the time when milestones become probable of being achieved (i.e. final submission and acceptance of the report) using the units produced method.

The Company has elected to adopt the “Right to invoice” practical expedient for the recognition of its revenue.

For services already completed but not yet billed at the balance sheet date are recognized as contract assets within the consolidated balance sheets. Advance payments received from customers for which services have not been provided yet at the balance sheet date are recognized as contract liabilities within the consolidated balance sheets.

Research and Development Expenses

Research and development expenses include legal fees and registration fees related to the Company’s pursuit and filing of a patent. Research and development expenses for the years ended December 31, 2024 and 2023 were $202 and $249, respectively, and are included in selling, general, and administrative expenses in the accompanying consolidated statements of operations.

Fair Value Measurement

We measure certain financial assets and liabilities at fair value. Fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, we use a three-level hierarchy, which prioritizes fair value measurements based on the types of inputs used for the various valuation techniques (market approach, income approach and cost approach).

The levels of hierarchy are described below:

●	Level 1 - Quoted prices in active markets for identical instruments;

●	Level 2 - Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and

●	Level 3 - Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. Financial assets and liabilities are classified in their entirety based on the most stringent level of input that is significant to the fair value measurement.

As of December 31, 2024 and 2023, the fair value of the Company’s financial instruments approximated their carrying values. The carrying amount of certain financial instruments, including cash, accounts receivable, accounts payable and accrued expenses approximate fair value due to their short maturities.

Property, Plant and Equipment

We state property and equipment at acquisition cost less accumulated depreciation. We compute depreciation of property and equipment principally by the straight-line method over the estimated useful lives of the assets. Depreciation is based on the estimated useful lives of the assets using the straight-line method. Furniture and fixtures are depreciated over useful lives of seven years. Office and computer equipment is depreciated over useful lives of three to five years. Leasehold improvements are depreciated over the shorter of their estimated useful life or the remaining term of the associated lease.

Upon the sale or retirement of an asset, we remove the related cost and accumulated depreciation from the accounts and recognize any gain or loss in earnings.

We expense expenditures for maintenance, repairs and minor renewals as incurred that do not improve or extend the life of the assets, including planned major maintenance.

ASC 360-10 requires that a long-lived asset group be reviewed for impairment only when events or changes in circumstances indicate that the carrying amount of the long-lived asset (group) might not be recoverable. We perform impairment tests when events or changes in circumstances indicate the carrying value may not be recoverable. We consider all relevant factors. We perform the impairment test by comparing the estimated future undiscounted cash flows (exclusive of interest expense) associated with the asset or asset group to the asset’s net carrying value to determine if a write-down to fair value is required.

Intangible Assets

Intangible assets are composed of two identifiable assets, Tradename and Customer relationships. The useful lives of these assets were determined to be 5 years each. All intangible assets are amortized on a straight-line basis over their respective estimated useful lives and are presented net of accumulated amortization. We evaluate intangible assets for impairment whenever events or changes in circumstances suggest that their carrying amounts may not be recoverable.

Stock-Based Compensation

Stock-based compensation for employees and nonemployees is accounted for under ASC 718, “Compensation - Stock Compensation” which requires these payments to be recognized in the consolidated statements of operations at their fair values.

Our long-term incentive plan provides for grants of nonqualified or incentive stock options. Stock-based compensation is measured using a fair value-based method for all equity-based awards. The cost of awarded equity instruments is recognized based on each instrument’s grant-date fair value over the period during which the grantee is required to provide service in exchange for the award. The determination of fair value for nonqualified or incentive stock options requires significant judgment and the use of estimates, particularly with regard to Black-Scholes assumptions such as stock price, volatility and expected option lives to value equity-based compensation, while forfeitures are recognized as incurred.

The option valuation model used to calculate the Company’s options uses the treasury yield curve rates for the risk-free interest rate for a period equal to the expected option life and the simplified method to calculate the expected option life. Volatility is determined by reference to the actual volatility of several publicly traded companies that are similar to Deep Isolation in its industry sector. The Company does not anticipate paying any cash dividends in the foreseeable future and therefore uses an expected dividend yield of zero in the option valuation model. Forfeitures are recognized as they occur. All equity-based payment awards are amortized on a straight-line basis over the requisite service periods of the awards.

Stock-based compensation is recorded as a cost of services expense or selling, general, and administrative expense in the accompanying consolidated statements of operations. Shares are issued concurrently with the exercise of options. Shares are reserved for option grants without requiring the repurchase of common shares for grant issuance.

Net Loss Per Common Share

We calculate basic net loss per common share in accordance with ASC 260, “Earnings Per Share,” based on the weighted-average number of outstanding common shares during the fiscal period. Diluted loss per common share is based on the weighted-average number of outstanding common shares plus the weighted-average number of potential outstanding common shares. In periods where they are anti-dilutive, such amounts are excluded from the calculations of dilutive earnings per share. Net loss per common share is computed separately for each period presented.

Income Taxes

We and our subsidiaries are members of Deep Isolation, Inc.’s consolidated U.S federal income tax group (the “Deep Isolation Tax Group”). We and certain of our subsidiaries also file consolidated income tax returns with Deep Isolation, Inc. in various U.S. state jurisdictions. As a member of the Deep Isolation Tax Group, we are jointly and severally liable for the federal income tax liability of Deep Isolation US and the other companies included in the Deep Isolation Tax Group for all periods in which we are included in the Deep Isolation Tax Group.

Income taxes are accounted for in accordance with ASC 740, “Income Taxes.” Under ASC 740, the provision for income taxes is comprised of taxes that are currently payable and deferred taxes that relate to the temporary differences between financial reporting carrying values and tax bases of assets and liabilities. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that the deferred tax assets will be realized. Deferred tax assets and liabilities are calculated by applying existing tax laws and the rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rules on deferred tax assets and liabilities is recognized in operations in the year of change. A valuation allowance is recorded when it is “more likely-than-not” that a deferred tax asset will not be realized.

The Company accounts for uncertainty in income taxes using a recognition and measurement threshold for tax positions taken or expected to be taken in a tax return, which are subject to examination by federal and state taxing authorities. The tax benefit from an uncertain tax position is recognized when it is more likely than not that the position will be sustained upon examination by taxing authorities based on technical merits of the position. The amount of the tax benefit recognized is the largest amount of the benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The effective tax rate and the tax basis of assets and liabilities reflect management’s estimates of the ultimate outcome of various tax uncertainties. Once identified, the Company will recognize penalties and interest related to uncertain tax positions within the provision (benefit) for income taxes line in the accompanying consolidated statements of operations.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in connection with business combinations accounted for using the acquisition method of accounting. The Company tests goodwill for potential impairment at least annually, or more frequently if an event or other circumstance indicates that the Company may not be able to recover the carrying amount of the net assets of the reporting unit. The Company has determined that the reporting unit subject to goodwill impairment testing is Freestone.

In evaluating goodwill for impairment, the Company may assess qualitative factors to determine whether it is more likely than not (that is, a likelihood of more than 50%) that the fair value of a reporting unit is less than it carrying amount. If the Company bypasses the qualitative assessment, or if the Company concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then the Company performs a quantitative impairment test.

The Company’s annual impairment test date is December 31st. For the years ended December 31, 2024 and 2023, the Company concluded that there was no impairment of goodwill.

Leases

The Company has adopted the lease accounting requirements of ASU 2016-02, “Leases” (“Topic 842”). Under Topic 842, the Company determines if an arrangement is a lease at inception, and leases are classified at commencement as either operating or finance leases.

Right-of-use (“ROU”) assets and lease liabilities are recognized at commencement based on the present value of the minimum lease payments over the lease term. The Company utilizes certain practical expedients and policy elections available under Topic 842, including (i) leases with an initial term of 12 months or less are not recognized on the balance sheet, (ii) lease components are not separated from non-lease components for all asset classes, and (iii) non-lease components that are not fixed are expensed as incurred as variable lease costs. The Company uses its incremental borrowing rate based on information available at the commencement date in determining the present value of future lease payments.

The Company leases facilities under non-cancellable operating lease agreements. Certain lease agreements contain rent escalations that are included in the present value calculation of minimum lease payments. The lease term begins on the date the Company has the right to use the leased property. Lease terms may include options to extend or terminate the lease and these options are included in the ROU asset and lease liability when it is reasonably certain that the option will be exercised. The Company’s lease agreements do not contain residual value guarantees or covenants.

Segments

ASC 280, “Segment Reporting” (“ASC 280”), establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure. The Company’s chief operating decision maker (“CODM”) has been identified as the Company’s Chief Executive Officer (“CEO”). For financial reporting purposes, management has determined that Deep Isolation US & Deep Isolation EMEA, together called as “Deep Isolation US & EMEA”, and Freestone each represent reportable operating segments in accordance with ASC 280. This determination is based on the fact that each subsidiary engages in business activities from which it earns revenues and incurs expenses, has discrete financial information available, and is regularly reviewed by the Company’s CODM to assess performance and allocate resources. The Company evaluates segment performance based on segment revenues and operating income. Intercompany transactions and balances are eliminated in consolidation. Refer to Note 14. Segments for further details.

Subsequent Events

The Company evaluates subsequent events and transactions in accordance with ASC 855-10, “Subsequent Events,” that occur after the balance sheet date up to the date that the financial statements are available to be issued. Refer to Note 16. Subsequent Events for further details.

Commitments and Contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of its business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter

Risk and Uncertainties

The ongoing conflicts between Russia and Ukraine as well as Israel and Hamas, certain other macroeconomic factors including tariffs, inflation, and rising interest rates, have contributed to economic uncertainty. Additionally, events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. Furthermore, it is possible that U.S. policy changes, including planned or proposed budget cuts at the federal government level, could increase market volatility in the coming months. These factors, amongst other things, could result in further economic uncertainty and volatility in the capital markets in the near term, and could negatively affect our operations. We will continue to monitor material impacts on our business strategies and operating results.

Concentration of Risk and Significant Customers

The Company has no significant off-balance sheet risks related to foreign currency exchange contracts, option contracts or other foreign currency hedging arrangements. The Company’s financial instruments that are potentially subject to credit risk consist primarily of cash and cash equivalents and accounts receivable. Although the Company deposits its cash with multiple financial institutions, its deposits generally exceed federally insured limits.

The Company provided services primarily through contracts with the U.S. federal government, including federal projects, environmental remediation support, consulting services, and technology development grants related to nuclear waste disposal, representing approximately

$6,481, or 92%, of our total revenue in 2024, as compared to $5,116, or 95%, of our total revenue during 2023.

The Company had two and three customers at December 31, 2024 and 2023, respectively, whose total unbilled and net outstanding receivable balances each represented more than 20% of the Company’s total consolidated contract assets and net accounts receivable.

Recently Adopted Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures,” which expands reportable segment disclosure requirements by requiring disclosures of significant reportable segment expenses that are regularly provided to the CODM and included within each reported measure of a segment’s profit or loss. The ASU also requires disclosure of the title and position of the individual identified as the CODM and an explanation of how the CODM uses the reported measures of a segment’s profit or loss in assessing segment performance and deciding how to allocate resources. Additionally, ASU 2023-07 requires all segment profit or loss and assets disclosures to be provided on an annual and interim basis. The amendments in this ASU are required to be adopted for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024 with early adoption permitted, and should be applied on a retrospective basis. ASU 2023-07 will be effective for the Company’s financial statements for the year ended December 31, 2024, and the segment disclosures in Note 14 are reflective of that adoption. This ASU did not have impact on the Company’s consolidated financial condition or results of operations but did change the presentation of the results of our reportable segments.

Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), to require disaggregated information about a reporting entity’s effective tax rate reconciliation, as well as information on income taxes paid. The new requirements should be applied on a prospective basis with an option to apply them retrospectively. ASU 2023-09 will be effective for annual periods beginning after December 15, 2024, with early adoption permitted. The Company is evaluating the impact this ASU will have on its consolidated financial statements and related disclosures.

In March 2024, the SEC issued its final climate disclosure rules, which require the disclosure of climate-related information in annual reports and registration statements. The rules require disclosure in the audited financial statements of certain effects of severe weather events and other natural conditions above certain financial thresholds, as well as amounts related to carbon offsets and renewable energy credits or certificates, if material. Under the rules as originally issued, disclosure requirements begin phasing in for fiscal years beginning on or after January 1, 2027. However, on April 4, 2024, the SEC determined to voluntarily stay the final rules pending certain legal challenges. The Company is currently evaluating the impact of new rules and continue to monitor the status of the related legal challenges.

In November 2024, the FASB issued ASU No. 2024-03, Income Statement – Reporting Comprehensive income – Expense Disaggregation Disclosures: Disaggregation of Income Statement Expenses (“ASU 2024-03”). ASU 2024-03 will require more detailed information about the types of expenses in commonly presented income statement captions such as “Cost of sales” and “Selling, general and administrative expenses”. The new guidance is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027 with early adoption permitted. The Company is currently evaluating the impact that this change will have on the Company’s disclosures.

Note 3. Revenue Recognition

The Company is in the business of developing geologic repository technology for the purpose of nuclear waste storage or disposal activities, including any related consulting services for such activities.

Disaggregation of Revenue

The Company’s business segments are organized based on the nature and economic characteristics of our services, ensuring meaningful disaggregation of each segment’s operational results. The following tables provide a detailed breakdown of our revenue:

Revenue by Contract Type (in thousands)

	Year Ended December 31,
	2024	2023
Grant revenue	$5,756	$4,675
Remediation, administrative and consulting services and other revenue	1,297	700
Total revenue by contract type	$7,053	$5,375

Revenue by Generator (in thousands)

	Year Ended December 31,
	2024		2023
	Domestic	Foreign	Domestic	Foreign
Domestic government	$6,481	$-	$5,116	$-
Domestic commercial	45	-	49	-
Foreign government	-	501	-	174
Foreign commercial	-	26	-	36
Total	$6,526	$527	$5,165	$210

Contract Balances

The timing of revenue recognition and billings results in unbilled receivables (contract assets). The Company’s contract liabilities consist of deferred revenues which represent advance payments from customers in advance of the completion of our performance obligations.

The following tables represent changes in our contract assets. Our contract assets of $111 as of December 31, 2024 relate to various customers for nuclear waste disposal services which are expected to be completed in 2025.

Contract Assets

Amount
Balance as of January 1, 2023	$117
Add: Revenue earned but not yet billed	3,643
Less: Billed and transferred to receivables	(3,414)
Balance as of December 31, 2023	$346
Add: Revenue earned but not yet billed	2,420
Less: Billed and transferred to receivables	(2,655)
Balance as of December 31, 2024	$111

Revenue recognized in each period relates to performance obligations satisfied within the respective period. The Company did not have any contract liabilities as of December 31, 2024 and 2023.

Allowance for Credit Losses

An allowance of $128 and $149 has been recorded as of December 31, 2024 and December 31, 2023, respectively.

Amount
Balance, January 1, 2023	$3
Add: Additions	146
Less: Write-offs and Recoveries	-
Balance, December 31, 2023	$149
Add: Additions	-
Less: Write-offs and Recoveries	(21)
Balance, December 31, 2024	$128

Note 4. Property, Plant and Equipment, Net

Property, plant and equipment consisted of the following at December 31:

	2024	2023
Furniture and fixtures	$36	$36
Office and computer equipment	170	170
Automobiles	270	270
Leasehold improvements	12	12
Property, plant and equipment	488	488
Less: accumulated depreciation	(433)	(404)
Property, plant and equipment, net	$55	$84

Additions for the year ended December 31, 2023 were $35. Depreciation expense recognized during the year ended December 31, 2024 and 2023, was $29 and $24, respectively, and is included in depreciation and amortization expense on the consolidated statements of operations.

Note 5. Intangible Assets

Intangible assets consists of the following at December 31:
	2024	2023
Tradename	$200	$200
Customer relationships	200	200
Less: accumulated amortization	(247)	(167)
Intangible assets, net	$153	$233
Useful life (years)	5	5

For the years ended December 31, 2024 and 2023, amortization expense of $40 was recognized for Tradename and amortization expense of $40 was recognized for Customer relationships for each period. The weighted average remaining amortization period for intangible assets is approximately 1.9 and 2.9 years as of December 31, 2024 and 2023, respectively. The following table summarizes the expected future amortization for our definite-lived intangible assets:

Year ending December 31,	Amount
2025	$80
2026	73
Total	$153

Note 6. Stockholders’ Equity

Common stock

As of December 31, 2024 and 2023, we had 2,150,000 shares of common stock authorized, with 773,941 and 773,753 shares issued and outstanding, respectively. As of December 31, 2024 and 2023, there are 1,376,059 and 1,376,247 shares, respectively, available for issuance. Each share of our common stock has a par value of $0.0001.

Preferred Stock

As of December 31, 2024 and 2023, we had 655,351 shares of Series A Convertible Preferred Stock issued and outstanding. Additionally, we had 115,057 and 106,159 shares of Series A Prime Convertible Preferred Stock issued and outstanding as of December 31, 2024 and 2023, respectively. Together, these are referred to as the “Preferred Stock”.

The Preferred Stock carries voting rights on an as-converted-to-Common-Stock basis. Dividends on the Preferred Stock are non-cumulative and may be declared solely at the discretion of the Company’s Board of Directors. The Preferred Stock includes both mandatory and optional conversion features. The Preferred Stock is not redeemable by either the holder or the Company, except in the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company or under specific circumstance as outlined in the applicable agreements with the preferred stockholders.

The Preferred Stock has a liquidation preference over common stock and can be converted to common stock at the option of the preferred stockholder. The Preferred Stock has a par value of $0.0001 per share. In the case of voluntary or involuntary liquidation of the Company, a certain preferred investor has a right of first refusal option to acquire certain of the Company’s intellectual property, at a discount to fair value as determined by an independent valuation in accordance with ASC 820, “Fair Value Measurement,” and in full satisfaction of their liquidation rights, and according to terms specified in the agreement.

SAFE Note

We utilized a Simple Agreement for Future Equity (“SAFE”) note to receive cash in advance of the closing of our Series A Prime Preferred Stock issuance. These SAFE notes were all converted into Series A Prime Preferred Stock during 2023. As of January 1, 2023, the Company’s SAFEs were fair valued at $3,329. On August 21, 2023, these SAFEs converted into Preferred Stock, and the fair value at the date of conversion was $6,209. The SAFEs were classified as liabilities prior to conversion in accordance with applicable accounting guidance and reclassified to equity upon conversion into Preferred Stock.

Long-term incentive compensation plan

Prior to 2022, our board of directors adopted a plan to award stock to employees, board members, and other eligible participants. Under this plan, a number of shares were issued upon the exercise of stock options as detailed below as of December 31:

	2024	2023
Authorized shares under the plan	508,106	508,106
Less: Options shares issued (cumulative)	(443,712)	(409,887)
Shares available for issuance under the plan	64,394	98,219

Additionally, under this plan, the Company had 365,146 and 330,697 stock options outstanding as of December 31, 2024 and 2023, respectively. Refer to Note 12 Stock-Based Compensation for further details.

Rights and privileges

In a liquidation event, NAC International Inc., one of the preferred shareholders, is entitled to receive a $5,000 cash payment (the “NAC Cash Payout”) prior to any other distributions. Following this, preferred stockholders are entitled to an amount per share equal to the greater of

(i) their original purchase price plus unpaid declared dividends, or (ii) the amount they would receive upon conversion to common stock. Any remaining proceeds are then distributed pro rata to common stockholders. No dividends have been declared as of December 31, 2024 and 2023.

Each series of Preferred Stock has the same rights and preferences. During a liquidation event each holder is entitled to get back at least the amount they paid for their shares. Preferred Stock has an anti-dilution adjustment if we issue shares at a price lower than the original issue price for that series. The holders of Series A Preferred Stock have the right to elect one member of the board of directors. The holders of the Series A Prime Preferred Stock do not have the right to elect any members of the board of directors.

Note 7. Leases

We entered into various arrangements (or leases) that convey the rights to use and control identified underlying assets for a period of time in exchange for consideration. We lease various offices and equipment. From time to time, we may also enter into an arrangement in which the right to use and control an identified underlying asset is embedded in another type of contract.

The components of lease cost for the Company’s leases were as follows (in thousands):

	Year Ended December 31,
	2024	2023
Operating Leases:
Lease cost	$159	$154
Finance Leases:
Amortization of ROU assets	1	-
Interest on lease liability	1	-
Total lease cost	$161	$154

Supplemental information related to the Company’s leases are as follows:

	As of December 31,
	2024	2023
Operating lease
Weighted-average remaining lease term (in years)	2.7	3.7
Weighted-average discount rate	8.47%	8.44%
Finance lease
Weighted-average remaining lease term (in years)	4.6	-
Weighted-average discount rate	9.00%	-

The remaining future minimum lease payments under the Company’s leases are as follows (in thousands):

Year ending December 31,	Operating Leases	Finance Leases
2025	$145	$4
2026	144	4
2027	147	4
2028	12	4
2029	-	2
Total future minimum lease obligation	$448	$18
Less: Imputed interest	(55)	(3)
Net present value of lease obligations	$393	$15
Net present value of lease obligations – current portion	116	3
Net present value of lease obligations – non-current portion	$277	$12

Supplemental cash flow and other information related to our leases were as follows (in thousands):

	December 31,
	2024	2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flow from operating leases	$159	$154
Operating cash flow from finance leases	$1	$-
Financing cash flow from finance leases	$1	$-
ROU assets obtained in exchange for lease obligations for:
Operating liabilities	$-	$468
Finance liabilities	$15	$-

Note 8. Accrued Expenses

Accrued expenses are composed of Accrued payroll and Other current liabilities on the consolidated balance sheets and include the following as of December 31,

	2024	2023
Salaries and employee benefits	$519	$523
Other current liabilities:
Accrued legal fees	38	-
Accrued accounting fees	70	60
Accrued earnout payment	-	125
Other accrued expenses	4	69
Total other current liabilities	112	254
Totals	$631	$777

Note 9. Related Party Transactions

Deep Borehole Demonstration Center. Deep Isolation, Inc. is a member of the Deep Borehole Demonstration Center (“DBDC”). The DBDC is a 501(3)c non-profit that is seeking to obtain multinational membership and funding to demonstrate borehole disposal technology. Deep Isolation employees fill the positions of Chair of the Board, Secretary and Treasurer for the DBDC. The DBDC has external members and independent directors, but was started by Deep Isolation Inc. and Deep Isolation Inc. continues to be involved in the organization. This includes an Administrative Services Agreement that allows Deep Isolation to charge the DBDC for the time the Secretary and Treasurer spend on DBDC business. The amount payable to Deep Isolation from the DBDC was $128 and $145 as of December 31, 2024 and 2023, respectively, which are fully reserved as of the respective year-ends.

NAC International, Inc. NAC International, Inc. (“NAC”) is a preferred shareholder in Deep Isolation, Inc. and they have two employees that serve as a member and observer on the Deep Isolation board. NAC also provides services to Deep Isolation for revenue generating contracts and has rights to manufacture canisters for Deep Isolation. As of December 31, 2024, Deep Isolation had an outstanding payable to NAC of $51, while there were no outstanding amounts payable to NAC as of December 31, 2023.

Deep Fission, Inc. Deep Fission, Inc., a company co-founded by Deep Isolation’s co-founders and Board Chair is a related party. In 2025, Deep Isolation anticipates providing certain services to Deep Fission.

Below is a summary of related party activities for the years ended December 31, 2024 and 2023:

Related Party	Balance Sheet Account	As of December 31, 2023	Expenses Incurred (COS)	Revenue	Cash Received / Paid	As of December 31, 2024
DBDC	Accounts Receivable	$145	$-	$25	$(42)	$128
NAC	Accounts Payable	-	366	-	(315)	51
Deep Fission	Accounts Receivable	-	-	4	(4)	-

Related Party	Balance Sheet Account	As of January 1, 2023	Expenses Incurred (COS)	Revenue	Cash Received / Paid	As of December 31, 2023
DBDC	Accounts Receivable	$69	$-	$76	$-	$145
NAC	Accounts Payable	-	409	-	(409)	-
Deep Fission	Accounts Receivable	-	-	-	-	-

Note 10. Income Tax

The income tax expense (benefit) components for the years ended December 31 is as follows:

	2024	2023
Current tax expense/(benefit)
Federal	$-	$-
Foreign	-	-
State	1	1
Deferred tax expense/(benefit)
Federal	-	-
Foreign	-	-
State	-	-
Total tax expense/(benefit)	$1	$1

The components of the net deferred tax assets and liabilities at December 31, is as follows:

	2024	2023
Deferred tax assets:
Intangibles	$729	$806
Accrued expenses	16	15
Lease liability	91	118
NOL	5,608	5,329
Returns allowance	30	35
Total net deferred tax assets	6,474	6,303
Valuation allowance	(6,374)	(6,169)
Deferred tax liabilities:
Depreciation	(10)	(16)
ROU asset	(90)	(118)
Total net deferred tax liabilities	(100)	(134)
Net deferred tax asset/(liability)	$-	$-

A reconciliation of the Company’s provision for income taxes at the federal statutory rate to the reported income tax provision for the years ended December 31 is as follows:

	2024	2023
Computed “expected” tax benefit	$(195)	$(748)
State income tax benefit, net of federal tax effect	(20)	1
Foreign Rate Differential	43	68
Other permanent differences	26	119
Change in valuation allowance	206	642
Foreign benefit	(59)	(81)
Income tax expense (benefit)	$1	$1

At December 31, 2024, the Company has federal, state, and UK net operating loss carryforwards of approximately $18,791, $14,810 and $2,514, respectively, compared to $17,839, $14,504 and $2,277, respectively, as of December 31, 2023. Under the CARES Act, the federal net operating loss carryforwards that originated after 2017 will have an indefinite life and may be used to offset 80% of future taxable income. For tax year beginning January 1, 2021, federal net operating losses may be used to offset 80% of a future year’s taxable income. The state net operating losses carryforward for between 15-20 years and begin to expire in 2039. The UK net operating loss carryforward has an indefinite life.

The Company’s ability to utilize a portion of its net operating loss carryforwards to offset future taxable income is subject to certain limitations under Section 382 of the Internal Revenue Code due to changes in the equity ownership of the Company. An ownership change under Section 382 has not been determined at this time.

Deferred income tax assets represent future income tax benefits. Realization of these assets is ultimately dependent upon future taxable income. ASC Topic 740, Income Taxes, required that deferred tax assets be reduced by a valuation allowance if, based on all available evidence, it is considered more likely than not that some or all of the recorded deferred tax assets will not be realized in a future period. Based on available objective evidence, management believes it is more likely than not that the deferred tax assets will not be recognized. Accordingly, during the year ended December 31, 2024 and 2023, the Company maintained a 100% valuation allowance against its deferred tax assets.

The Company files income tax returns in the U.S. federal jurisdiction, various states, and the United Kingdom. The Company does not believe an uncertain tax position existed as of December 31, 2024. Based on the Company’s assessment of many factors, including past experience and complex judgements about future events, the Company does not currently anticipate significant changes in its uncertain tax positions over the next 12 months. In connection with the adoption of the referenced provisions, the Company recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense. As of December 31, 2024, the Company had no accrued interest and penalties. The Company’s federal, state, and UK tax returns are open for review going back to the 2021, 2020, and 2020 tax year, respectively.

On July 4, 2025, the One Big Beautiful Bill (“OBBB”) was enacted into law. Among its provisions, the reinstatement of full expensing for research and development expenditures is applicable to the Company. While further regulatory guidance is anticipated regarding the treatment of prior periods, the Company expects that the previously recognized deferred tax asset related to Section 174 will be realized, resulting in an increase in net operating loss carryforwards.

Note 11. Employee Benefits – 401(k) Plan

The Company sponsors a defined contribution 401(k) Plan with Company contributions to be made at the sole discretion of the management. Under the provisions of the 401(k) Plan, the Company matches the employees’ contributions for the first 4% of compensation. The expense for the 401(k) Plan were $127 and $113 for the year ended December 31, 2024 and 2023, respectively, and are included in selling, general and administrative expenses on the consolidated statements of operation.

Note 12. Stock-Based Compensation

Stock Options

The Company’s 2018 Equity Incentive Plan, as amended (the “2018 Plan”), authorizes the grant of various types of stock awards to employees, directors, and consultants. The 2018 Plan aims to secure and retain the services of eligible recipients, incentivize them to exert maximum efforts for the benefit of the Company and its affiliates, and provide a means for these recipients to benefit from increases in the value of the Company’s common stock.

The 2018 Plan has authorized Non-statutory Stock Options (“NSOs”) and Incentive Stock Options (“ISOs”) to date. The term of each stock option granted under the 2018 Plan shall be fixed by the Board of Directors, or the Board may delegate administration of the Plan to a Compensation and Stock Option Committee (the “Compensation Committee”). Options generally become exercisable 25% after one year of service and on a monthly basis over three years of service thereafter. They are generally for a term of 10-years for continued service. Options are granted in varying amounts and frequency to the Company’s board, advisors and employees. No stock options will be exercisable more than ten years after the grant date, or, in the case of an ISO granted to a 10% stockholder, more than five years after the grant date. The exercise price of any ISO granted under the 2018 Plan to an individual who is not a 10% stockholder at the time of the grant shall not be less than the fair market value of the shares at the time of the grant. The exercise price of any ISO granted to a 10% stockholder shall not be less than 110% of the fair market value at the time of the grant. The exercise price of any NSOs granted under the 2018 Plan shall not be less than the fair market value of the shares at the time of the grant. As of December 31, 2024, the Company has reserved 508,106 shares of common stock (the “Share Reserve”) for future issuance under all option arrangements and had 64,394 shares available for issuance.

The total compensation expense recognized for common share options during the year ended December 31, 2024 and 2023, were $112 and $521, respectively.

The summary of the Company’s 2018 Plan as of December 31, 2024 and 2023, and changes during the period then ended are presented as follows:

Stock Options	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in thousands)
Outstanding, December 31, 2023	330,697	$2.69
Granted	44,000	4.61
Exercised	(188)	1.94		$1
Forfeited	(7,185)	4.64
Expired	(2,178)	2.87
Outstanding, December 31, 2024	365,146	$2.88	5.82	$824
Exercisable, December 31, 2024	296,325	$2.46	5.09	$792

Stock Options	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding, December 31, 2022	266,943	$2.14
Granted	110,992	4.56
Exercised	(36,513)	4.02		$368
Forfeited	(6,458)	4.55
Expired	(4,267)	2.76
Outstanding, December 31, 2023	330,697	$2.69	6.51	$658
Exercisable, December 31, 2023	265,525	$2.18	5.81	$656

The summary of the Company’s unvested options as of December 31, 2024 and 2023, and changes during the period then ended are presented as follows:

	Options	Weighted Average Grant-Date Fair Value
Non-vested options, January 1, 2023	43,489	$7.35
Granted	110,992	4.67
Forfeited	(6,458)	7.91
Vested	(82,851)	6.54
Non-vested options, December 31, 2023	65,172	$3.75
Granted	44,000	1.83
Forfeited	(7,185)	1.96
Vested	(33,166)	3.38
Non-vested options, December 31, 2024	68,821	$2.89

The fair value of options granted for the years ended December 31, 2024 and 2023 were $80 and $518, respectively. Total unrecognized stock option compensation expense as of December 31, 2024 and 2023 were $185 and $230, respectively, with a weighted-average period over which it is expected to be recognized of 2.70 years and 2.77 years, respectively. Cash received from the exercise of stock options totaled $0 and $146 for the years ended December 31, 2024 and 2023, respectively.

The Company estimates fair value of stock options using the Black-Scholes valuation model. Assumptions used to estimate the fair value of stock options granted include the exercise price of the award, the expected term, the expected volatility of the Company’s stock over the option’s expected term, the risk-free interest rate over the option’s expected term, and the expected annual dividend yield. The fair value of the options granted during 2024 and 2023 and the related assumptions used in the Black-Scholes option model used to value the options granted were as follows:

	2024	2023
Risk-free interest rate	3.7% to 4.3%	3.8% to 4.4%
Expected volatility of stock	32.3% to 32.9%	32.1% to 39.1%
Dividend yield	N/A	N/A
Expected option life (years)	5.1 to 6.1	5.0 to 6.0
Weighted-average fair value per share	$ 1.83	$ 4.67

Note 13. Net Loss Per Common Share

The Company computes basic and diluted earnings per share by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted earnings per share are similarly calculated with the inclusion of dilutive common stock equivalents. For the year ended December 31, 2024 and 2023, basic and dilutive net loss per common share were the same since the inclusion of common shares issuable pursuant to the exercise of Series A Preferred Stock and Series A Prime Preferred Stock in the calculation of diluted net loss per common shares would have been anti-dilutive.

The following table reconciles the net loss and weighted average share amounts used to compute both basic and diluted net loss per share (amounts in thousands, except for share and per share amounts):

	Year Ended December 31,
	2024	2023
Loss per common share – basic and diluted
Net loss available to common stockholders – basic and diluted	$(994)	$(3,556)
Weighted average shares outstanding – basic and diluted	773,816	757,563
Basic and diluted loss per common share	$(1.28)	$(4.69)

In accordance with the contingently issuable shares guidance of ASC 260, the calculation of diluted net loss per share excludes the following dilutive securities because their inclusion would have been anti-dilutive as of December 31:

	2024	2023
Preferred stock	770,408	761,510
Stock options	365,146	330,697
Total	1,135,554	1,092,207

Note 14. Segment Reporting

In accordance with ASC 280, operating segments are defined as components of an enterprise about which separate financial information is available that is regularly reviewed by the CODM in assessing performance and deciding how to allocate resources. The Company’s CODM is its CEO, who performs such assessments and allocates resources based on information at the consolidated level.

The Company’s two reportable segments are: (1) Deep Isolation US & EMEA and (2) Freestone. See Note 2 for a description of the Company’s reportable segments. The Company had no inter-segment sales for the years presented.

The Company’s income statements by segment, significant segment expenses, and segment assets are presented below (in thousands):

	Year Ended December 31, 2024
	Deep Isolation US & EMEA	Freestone	Total
Revenues	$2,877	$4,176	$7,053
Cost of services	1,841	1,824	3,665
Depreciation and amortization expense	2	108	110
Selling, general and administrative expenses	2,886	1,256	4,142
Research and development costs	202	-	202
Operating Income (Loss)	$(2,054)	$988	$(1,066)
Other income/(expense), net	182	(109)	73
Segment income (loss) before income tax	$(1,872)	$879	$(993)
Income tax (benefit) expense	1	-	1
Segment income (loss)	$(1,873)	$879	$(994)

	As of December 31, 2024
	Deep Isolation US & EMEA	Freestone	Total
Cash and cash equivalents	$944	$1,205	$2,149
Accounts receivable, net	348	651	999
Contract assets	20	91	111
Other current assets	50	30	80
Property, plant and equipment, net	3	52	55
Intangible assets, net	-	153	153
Finance lease right-of-use assets	-	14	14
Operating lease right-of-use assets	4	383	387
Goodwill	-	182	182

	Year Ended December 31, 2023
	Deep Isolation US & EMEA	Freestone	Total
Revenues	$1,631	$3,744	$5,375
Cost of services	1,321	1,747	3,068
Depreciation and amortization expense	3	101	104
Selling, general and administrative expenses	3,772	1,361	5,133
Research and development costs	249	-	249
Loss on conversion of SAFE Notes	379	-	379
Operating Income (Loss)	$(4,093)	$535	$(3,558)
Other income/(expense), net	(36)	39	3
Segment income (loss) before income tax	$(4,129)	$574	$(3,555)
Income tax (benefit) expense	1	-	1
Segment income (loss)	$(4,130)	$574	$(3,556)

	As of December 31, 2023
	Deep Isolation US & EMEA	Freestone	Total
Cash and cash equivalents	$1,938	$823	$2,761
Accounts receivable, net	59	441	500
Contract assets	91	255	346
Other current assets	17	14	31
Property, plant and equipment, net	4	80	84
Intangible assets, net	-	233	233
Operating lease right-of-use assets	4	503	507
Goodwill	-	182	182

Geographical Information

The Company is domiciled in the United States, but also has operations in EMEA (UK). The following table summarizes net sales by geographic area (in thousands):

	Year Ended December 31,
	2024	2023
U.S.	$6,555	$5,165
EMEA	498	210
Total	$7,053	$5,375

The following table summarizes long-lived assets by geographic area (in thousands):

	As of December 31,
	2024	2023
U.S.	$609	$823
EMEA	-	1
Total	$609	$824

Major Customers

During the years ended December 31, 2024 and 2023, three customers, accounted for approximately 82% and 87%, respectively, of the Company’s revenue.

	Year Ended December 31,
	2024		2023
	$	%	$	%
Revenue earned from the U.S. Department of Energy	$1,529	22%	$1,166	22%
Revenue earned from the CPCCO	2,792	39%	2,334	43%
Revenue earned from the WRPS	1,490	21%	1,180	22%
Total revenues from major customers	$5,811	82%	$4,680	87%

Note 15. Commitments and Contingencies

Legal Matters

In the normal course of conducting our business, the Company may be involved in various litigation. The Company is not a party to any litigation or governmental proceeding which our management believes could result in any judgments or fines against us that would have a material adverse effect on our financial position, liquidity or results of future operations.

EEF9001 Guarantee

On December 13, 2022, the Company executed a guarantee for its wholly-owned subsidiary, Deep Isolation EMEA, Ltd., as a condition for an award of up to $729 (the “Grant”) given by the Department for Business, Energy and Industrial Strategy (“BEIS”) of the British Government. The Company has guaranteed obligations under the Grant Funding Agreement (reference number EEF9001) for Deep Isolation EMEA, Ltd., signed with the British Government. The guarantee covers all obligations and liabilities of the subsidiary to BEIS under the Grant Funding Agreement. The contract was completed on February 28, 2025.

Note 16. Subsequent Events

The Company has evaluated subsequent events through the date these financial statements were issued.

Technology Agreement

On July 3, 2025, the Company entered into a Technology License Agreement with a related party, Navarro Research and Engineering, Inc (“Navarro”), (the “Navarro License Agreement”) as part of an ongoing strategic partnership to jointly advance the demonstration of the Company’s high-level waste disposal solutions in the United States and internationally. Pursuant to the Navarro License Agreement, the Company granted Navarro an exclusive license to use certain proprietary technology within a defined field of use, as specified in the agreement. In consideration for the license, Navarro agreed to pay an initial license fee of $300 and annual payments equal to the greater of a fixed annual license fee or a royalty based on a percentage of Navarro’s direct costs, as defined in the agreement. If the calculated royalty exceeds the fixed annual license fee already paid on the anniversary of the effective date, Navarro is required to remit the excess amount to the Company.